CODE OF ETHICS

February 1, 2023

CONFIDENTIAL

Chartwell Investment Partners, LLC

Code of Ethics

Contents
A.	Chartwell Code of Ethics	2
B.	Code of Conduct	3
C.	Personal Securities Transactions	3
D.	Initial Public Offerings (“IPO”) and Private Placements	10
E.	Gifts and Entertainment	10
F.	Political Contributions	11
G.	Outside Business Activities	12
H.	Insider Trading and Protection of Confidential Information	13
I.	Administration of Code of Ethics, Reporting Violations and Sanctions	14

Note: As of February 1, 2021, Chartwell Investment Partners, LLC migrated to an automated system for reporting and approval of employee personal trading, gifts and entertainment, political contributions, and periodic attestation activity. My Compliance Office (“MCO”) is the compliance system Chartwell has chosen to utilize for compliance activities and monitoring. MCO has been added to Code of Ethics and referenced throughout.

A.	Chartwell Code of Ethics

Chartwell Investment Partners (“Chartwell”), an SEC Registered Investment Adviser, is bound to uphold Rule 204A-1, the Code of Ethics rule. This Code is designed to comply with Rule 17j-l of the Investment Company Act of 1940 (“1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”). Rule 17j-1 and Rule 204A-1 apply because Chartwell serves as sub-adviser to registered investment companies (collectively referred to as the “Fund(s)”), as well as other individual and institutional customers. This Code seeks to serve and safeguard Chartwell’s clients by setting forth provisions reasonably necessary to ensure compliance with applicable federal securities laws1.

All Chartwell Associates (“Associates”)2 must act in accordance with this Code of Ethics and Personal Trading Policy and are deemed to be Access Persons in accordance with Rule 204A-1. All Associates, including anyone who provides advice on the firms’ behalf and has access to client and/or proprietary (nonpublic) information are covered by this Code of Ethics and subject to the policies and procedures herein.3 The Code of Ethics is based on the principle that all Chartwell Associates owe a fiduciary duty to the Firm’s clients to conduct their affairs, including their personal securities transactions, at all times in accordance with federal securities laws and in such a manner as to avoid: (i) serving their own personal interests ahead of clients; (ii) taking advantage of their position; and (iii) any actual or potential conflicts of interest.

Please direct any questions about the Chartwell Code of Ethics or the policies or procedures herein to the Chief Compliance Officer (“CCO”) or Compliance Department (“Compliance”). All violations of the Code of Ethics must be reported immediately to Compliance. Pursuant to SEC Regulation 21F, the Securities Whistleblower Incentives and Protection, Chartwell will not retaliate against any Associate who in good faith, self- reports a violation or reports a violation observed in respect of another Associate.

With regard to Chartwell’s service as sub-adviser to the Fund(s), Rule 17j-1 imposes additional duties. Under Rule 17j-1, it is unlawful for certain persons, including any officer, director or trustee of the Adviser, in connection with the purchase or sale by such person of a security “held or to be acquired” by the Fund4:

I.	To employ any device, scheme or artifice to defraud the Fund;

II.

To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

[1]

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

[2]	Includes all employees, partners, officers, temporary employees engaged by Chartwell for a period longer than 3 months, and other persons who provide advice on the firms’ behalf.
[3]

Members of the firm’s Board of Directors are not subject to personal trading policies unless such Directors are involved in making securities recommendations to clients or have access to such recommendations that are nonpublic or have access to nonpublic information regarding client transactions or the portfolio holdings of any reportable fund hereunder.

[4]

A security “held or to be acquired” is defined as (a) if within the most recent fifteen (15) days it (i) is or has been held by a Fund or any other Client, or (ii) is being or has been considered by a Fund for purchase by a Fund or any other client, and (b) any option to purchase or sell, and any security convertible into or exchangeable for such a security.

III.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

IV.	To engage in any manipulative practice with respect to the Fund.

B.	Code of Conduct

I.	Associates must put the interests of Chartwell clients first before their self- interest and interests of Chartwell.

II.	Associates must avoid any actual or potential conflicts of interest between themselves, Chartwell and Chartwell’s clients.

III.	Associates must conduct personal trading activities in a manner consistent with this Code of Ethics.

IV.	Associates must not use his or her position with Chartwell or any investment opportunities he or she learns of because of his or her position with Chartwell, to the detriment of Chartwell’s clients.

V.	Associates must comply fully with all applicable federal securities laws and regulatory requirements.

VI.

Associates should promptly report any situation or transaction that could be perceived to be an actual or potential conflict of interest or risk to the business or violation of this Code to Compliance.

C.	Personal Securities Transactions

Consistent with the principles outlined in the Chartwell Code of Conduct, Associates are not permitted to ‘front-run’ any securities transactions of a client, or to ‘scalp’ by making recommendations for clients with the intent of personally profiting from personal holdings or transactions in the same or related securities.

Even if not specifically prohibited in the definitions as defined here (see ‘Definitions’), certain personal trading activities may create or appear to create conflicts of interest. If an Associate has any doubt whether a personal trade raises a conflict of interest, the Associate should consult Compliance before trading. If the CCO determines that a certain personal trading activity is not permitted, the Associate must refrain from or terminate the activity immediately.

The personal trading requirements, restrictions and reporting obligations in this Code of Ethics apply to all Associates and their Immediate Family Members (see ‘Definitions’). All Associates and their Immediate Family Members may only effect personal securities transactions in Pre-clearance Securities (see ‘Definitions’) if pre-clearance has been approved by Compliance, subject to the guidelines herein.

All personal securities transactions approved by Compliance must be executed by the end of the next calendar day following the date of the approval. If the transaction is not executed by the end of the calendar day following the date of approval, the securities transaction must be re-submitted for approval by Compliance prior to transacting. Associates cannot place any “limit” “good until cancelled” or “stop” that does not expire on the following day on which approval was granted.

I.	Definitions

Approved Brokers – Associates are required to open broker accounts that hold or could hold Covered Securities with an Approved Broker. With the exception of grandfathered broker accounts (accounts opened by existing employees prior to January 1, 2021), all personal accounts must be held with brokers on the below list of Approved Brokers:

1)	Ameriprise

2)	Bank of America Merrill Lynch

3)	E*Trade

4)	Fidelity

5)	Interactive Brokers

6)	LPL

7)	Morgan Stanley

8)	Raymond James

9)	Schwab

10)	TD Ameritrade

11)	UBS

12)	Ultimus Fund Solutions

13)	Vanguard

14)	Wells Fargo

Automatic Broker Feed – an electronic connection between your broker and MCO which automatically feeds transactions and holding information to Compliance for your Reportable Accounts. Associates who have Automatic Broker Feeds generally do not need to provide transactions or holdings reporting as required at quarter and year ends; however, any Reportable Accounts with Automatic Broker Feeds must always be registered in MCO. Associates must add a new Reportable Account to MCO as soon as it is established and no later than the subsequent quarter end as part of the quarterly Reportable Account attestation. Failure to do so will result in a violation of the Code of Ethics which requires that all holdings and transactions are reported within 30 days of quarter end.

Automatic Investment Plan – An Automatic Investment Plan is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with predetermined schedules and allocations. An automatic investment plan includes 401(k) plans and dividend reinvestment plans. Transactions in Automatic Investment Plans are exempt from reporting and pre- clearance.

Beneficial Ownership – A person has beneficial ownership of a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares direct or indirect interest in the security. This definition has the same meaning as in Securities Exchange Act Rule 16a-1(a)(2).

Blackout Period – All Pre-clearance Securities traded by client accounts have a blackout period of 3 calendar days before and 3 calendar days after the client account trade in which Associates are restricted from purchasing or selling the same security.

Covered Securities – includes all securities, derivatives, bank debt, trade claims and similar investments unless specifically excluded below. Covered Securities include, without limitation, the following:

1)	Debt and equity securities (inclusive of both public and private securities), including Initial Public Offerings (“IPO”)

2)	Futures, warrants, options and swaps on any securities, currencies, interest rates or commodities

3)	Direct obligations of state and municipal governments

4)	Convertible bonds

5)	Derivatives

6)	Exchange-traded funds (“ETF”), Exchange-traded notes (“ETN”) or options thereon

7)	Private Placements including transactions in limited offerings

8)	Chartwell managed and sub-advised open-end and closed-end mutual funds (“Reportable Funds”)

9)	Unit investment trusts

10)	Closed-end mutual funds and open-end mutual funds not registered in the U.S.

The term “Covered Securities” does not include the following:

1)	Direct obligations of the Government of the United States (such as treasury bills, notes, bonds and derivatives thereof)

2)	Money market instruments—bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high- quality short-term debt instruments

3)	Shares issued by money market funds

4)	Share issued by open-end and closed-end mutual funds registered in the U.S., and are not Chartwell managed and sub-advised .

Immediate Family - Immediate Family includes an Associate’s spouse or domestic partner, children under the age of 18 (regardless of whether or not sharing the same household) and any of the following relationships sharing the same household: child over the age of 18, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.

Managed Account – Blind trusts (where there is no visibility over the selection of investments and no control over them), discretionary accounts (where a broker/wealth manager acts with complete discretion and you and your immediate family do not communicate with the broker/wealth manager in advance of trades) or other accounts over which you do not have any influence or control are Reportable Accounts but do not require pre-clearance of Covered Securities.

For any new Managed Accounts, you must complete a disclosure (through MCO) which includes information about the account, broker/wealth manager, and other pertinent information. Compliance requires that the broker/wealth manager provide certification that the broker/wealth manager has complete discretion over the account and provide other relevant information. Annually, Associates must complete the Managed Account Disclosure covering any Managed Accounts held during the year.

Manual Broker Feed Account– A Reportable Account that does not have an

Automatic Broker Feed. Associates will be required to input trades and holdings into MCO for all Manual Broker Feed Accounts. Quarterly, Associates will need to provide trade confirmations for all trades of Covered Securities and broker account statements for all holdings. Trade confirms and account statements should be uploaded into MCO. Associates are not permitted to open new Manual Broker Feed Accounts. New Reportable Accounts must be opened with an Approved Broker (see Approved Brokers for list).

Pre-clearance Security – Any Covered Security below is considered a pre- clearance Security:

1)	Equities (from any country)

2)	IPOs

3)	Private placements

4)	Equity-like securities (warrants, options, futures, swaps, etc. on individual equities)

5)	Convertible bonds, corporate debt, and all other fixed income securities

6)	Chartwell sub-advised open- and closed-end mutual funds (Reportable Funds)[9]

Pre-clearance Securities do not include the following:

1)	Raymond James common stock and corporate debt (bonds)

2)	Direct obligations of the U.S. Government (such as treasury bills, notes, bonds and derivatives thereof)

3)	Money market instruments—bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high- quality short-term debt instruments

[9]

“Reportable Fund” means (a) any fund for which Chartwell serves as the investment adviser/sub-adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or (b) any fund whose investment adviser or principal underwriter controls Chartwell, is controlled by Chartwell, or is under common control with Chartwell. Currently, the Carillon Chartwell Income Fund, Carillon Chartwell Short Duration High Yield Fund, Carillon Chartwell Short Duration Bond Fund, Carillon Chartwell Small Cap Value Fund, Carillon Chartwell Small Cap Growth Fund, Carillon Chartwell Mid Cap Value Fund, First Trust Enhanced Equity Income Fund, Timothy Plan Aggressive Growth and Large/Mid Cap Growth Funds and Pear Tree Quality Fund are considered to be Reportable Funds.

4)	Shares issued by money market funds

5)	Municipal bonds

6)	Mutual funds (excluding Chartwell Reportable Funds)

7)	Closed End Funds (excluding Chartwell Reportable Funds)

8)	ETFs and ETNs

9)	ETF and ETN options

10)	Derivatives on indexes or commodities

11)	Unit investment trusts

Reportable Account – Any broker, dealer or bank account held for the direct or indirect benefit for you or your immediate family and which contain or could contain Covered Securities. The personal account trading and reporting rules apply to all Reportable Accounts in which you or your immediate family have direct or indirect control and include:

•	Accounts in the name of or registered to you

•	Accounts registered to your immediate family

•	Accounts in which you or your immediate family is a beneficiary or you or they have a beneficial interest

•	Accounts in which you or your immediate family directly or indirectly control (such as a trustee), participates in, or have the right to control or participate in, investment decisions

•	Managed Accounts

Associates do not need pre-approval from Compliance to open a new Reportable Account, but all new accounts opened must be with an Approved Broker, unless a request is submitted to the CCO for approval to open an account outside of the Approved Broker List above.

A Reportable Account does not need to hold Covered Securities, but only needs to be capable of holding them.

Restricted List – Securities included on the restricted list, for which no Covered Securities can be transacted (all pre-clearance requests will be denied), include the following:

1)	Any securities which are actively traded in client accounts (as defined by any/all trades in the OMS system -Bloomberg) are restricted for trading in personal accounts.

2)	Any securities in which the investment teams anticipate transacting for client accounts are restricted for trading in personal accounts.

3)	Any securities which Compliance identifies as restricted due to potential or confirmed receipt of material nonpublic information or for any other reason as identified by Compliance.

4)	Any securities that Raymond James identifies as restricted (these restricted securities are updated daily in MCO.

II.	Pre-approval Requirements

1)

All Associates must pre-clear transactions in Pre-clearance Securities (as defined in Section I) for yourself and your Immediate Family (as defined in Section I) in MCO. If approval is granted by Compliance the trade (if you chose to execute) must be placed within 2 calendar days. Approval is valid for the calendar day on which the approval was granted and the following calendar day. Once an approval has expired after 2 calendar days, you cannot trade in the approved security unless you re-submit a new pre-clearance request in MCO at that time.

2)	If you do trade in a Pre-clearance Security than you will need to report the transaction in MCO which can be done either:

i.	Through an Automatic Broker Feed, in which case you do not need to take any further action.

ii.

For Manual Broker Feed Accounts, by manually updating the MCO system with a trade and then ensuring that your holdings are accurate. You will need to provide a trade confirmation directly from your broker for each transaction in Covered Securities when you complete your quarterly declaration.

3)

Since Raymond James securities are restricted from client portfolios due to the June 1, 2022 TriState Capital Holdings’ acquisition by Raymond James Financial, Inc. (RJF), all personal trades of RJF are not subject to Chartwell personal trade preclearance and minimum holding rules. However, personal holdings of such are still reportable. No additional approval or restrictions apply unless an employee owns 10% or more of the outstanding shares of RJF and therefore will be subject to Raymond James’ Section 16 reporting requirements.

4)	Short sales are prohibited for all Covered Securities transactions

5)	Pre-clearance is not required for:

i.	Purchases or sales over which the Associate has no direct or indirect influence or control

ii.	Transactions that are not Pre-clearance Securities

iii.	Transactions effected in Managed Accounts

iv.	Transactions effected within an Automatic Investment Plan

v.	Gifts or Donations of securities

III.	Holding Period and Trade Limits

Holding Period

All Pre-clearance Securities bought or sold by Associates after obtaining approval by Compliance will be subject to the 60-day holding period which prohibits Associates from selling the security until held for 60 days or buying the security within 60 days of selling the same security. Purchases of stock options are only allowed for options with expiration dates greater than 60 days from the date of purchase in order to ensure there are no violations of the 60-day holding period.

Transactions of shares in Chartwell Reportable Funds require pre-approval; however, if the employee engages in short-term trading (as defined by fund prospectus) this is considered a violation of the personal trading policies and Code of Ethics herein.

Trade Limits

Associates are allowed to execute a maximum of 10 Pre-clearance Security trades in a single calendar month with an annual (calendar year) limit of 60 Pre- clearance Security trades. Trades that do not require pre-clearance are not subject to nor included in the trade limits.

IV.	Reporting Requirements

New Associate Reporting Requirements

New Associates must do the following within 10 calendar days of their date of hire or qualification as an Associate under the Code of Ethics:

a)	Enter all Reportable Accounts for yourself and Immediate Family into MCO.

b)	Ensure that all of you and your Immediate Family’s Holdings in Covered Securities are entered into MCO.

c)

Associates with an Automatic Broker Feed will need to ensure that holdings are updated accurately through the feed. Associates with a Manual Broker Feed Account will need to enter holdings into the system manually.

d)

Provide holdings statements for each of you and your Immediate Family’s Reportable Accounts if you have a Manual Broker Feed Account. The holding statements must be dated no more than 45 days prior to the individuals date of hire.

e)	Submit an Initial Compliance certification in MCO.

Failure to complete these requirements for new Associates is logged as a breach of this Code of Ethics. New Associates are permitted to divest their entire holdings portfolio of Covered Securities in the first 10 calendar days of employment and do not need to seek pre-clearance for these sales; however, Compliance should be notified of this decision. If you choose not to divest your holdings than you may be declined permission to sell one or more of your Covered Securities during your employment. In addition, all new Associates will be required to utilize only brokers from the Approved Brokers list.

Periodic Reporting Requirements for all Associates

a)	Quarterly Certifications

Each quarter, MCO will send a request to complete a certification of trades and holdings reported in MCO. All Covered Security trades made during the quarter and all holdings of Covered Securities as of the last day of the quarter, must be accurately reflected in MCO. Trades and holdings from an Automatic Broker Feed should be reviewed and manual entries of trades and holdings in Manual Broker Feed Accounts must be added to MCO.

Associates who do not hold Covered Securities or Reportable Accounts must attest to that quarterly as part of the certification. Associates must report any new Reportable Accounts opened during the quarter as part of the certification. Failure to report a new Reportable Account within 30 days of the quarter end during which the account was opened is considered a violation of our personal transaction policies. Associates with Manual Broker Feed Accounts will be required to upload trade confirmations and broker account statements to MCO for all Covered Securities. Quarterly reporting must be completed within 30 days of the end of the calendar quarter.

Exceptions from reporting requirements. You are not required to include or report on:

1)	Any securities held in accounts over which you personally had no direct or indirect influence or control

D.	Initial Public Offerings (“IPO”)[10] and Private Placements

Private placements and limited offerings11 must be pre-cleared through MCO and Associates must ensure the investment is recorded as a private investment in MCO. Pre- clearance approval is required to acquire, make additional investments in, and dispose of private investments. Private placements include any investments in private companies or limited partnerships. All private placements and limited offerings must be certified annually that such investments are still held and there are no changes to the list of private holdings reported in MCO.

Pre-clearance approval for an investment in an IPO should be submitted in MCO. This requirement also applies to IPOs for which an Associate has an existing investment in the private holding.

E.	Gifts and Entertainment

No Chartwell funds or property may be used for any unlawful or unethical purpose, nor may any employee attempt to purchase privileges or special benefits through payment of bribes, kickbacks, or any other form of “payoff”. Customary and normal courtesies in conformance with the standards of the industry are allowable except where prohibited by applicable laws or rules. Particular care and good judgment is required when dealing with federal, state or local government officials to avoid inadvertent violations of government ethics rules. Accordingly, no entertainment, gifts or any other items of value should be provided to any official of a governmental body with which the Firm does or is seeking to do business or which has jurisdiction over the activities of the Firm, without the prior approval by Compliance, as described in the following Gifts and Entertainment policies:

[10]

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

[11]

“Limited Offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504,505, or 506 of Regulation D.

I.	Gifts

Associates are not permitted to accept or give anything valued above the de minimis amount of $100, either directly or indirectly, from/to any persons or entities doing business with Chartwell (including but not limited to broker- dealers, service providers, clients or prospective clients). In certain cases, Associates may accept or give gifts of greater than de minimis value ($100) only if pre-approved by Compliance. Pre-approval must be obtained by completing a form in MCO.

In order to prevent any conflicts of interest on behalf of Chartwell client or prospective clients, Compliance will keep record of all greater than de minimis gifts accepted or given.

II.	Entertainment

During the course of servicing existing client accounts, Associates may entertain clients over a meal, golf outing or other sporting event. Often times, Chartwell will also sponsor client hosted events either business related or charitable with cash contributions. These forms of entertainment may directly or indirectly benefit Chartwell in the retention of existing clients or acquisition of prospective clients. To that extent, it is Chartwell’s general policy that employees not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Chartwell.

In order to prevent any conflicts of interest on behalf of our clients or prospective clients, Compliance will keep record of all greater than de minimis ($500 or more) entertainment accepted or given and will perform quarterly review of such activity.

The annual maximum value of all gifts and entertainment which can be received by an employee from all sources that do or seek to do business with or on behalf of Chartwell is $2,500, unless pre-approved by Compliance prior to exceeding such limit.

F.	Political Contributions

Chartwell Associates and their spouses may not make political contributions, either directly or indirectly, to any elected official, any candidate for office, any successful candidate, or any political party in any state in the United States or any political subdivision thereof, without prior approval from Compliance. Contributions include anything of value (i.e. donation of office space or resources) even if not a cash contribution.

Associates and their spouses may not solicit or coordinate campaign contributions from others for any elected official, any candidate for office, any successful candidate, or any political party in any state in the United States or any political subdivision thereof, without prior approval from Compliance. Solicitation and coordination activities include hosting or sponsoring fundraising events.

Associates and their spouses may not make contributions to a candidate’s political action committee (“PAC”) or Super PAC, without prior approval from Compliance. This prohibition does not apply to contributions to national committees or governing bodies of any recognized national political party or to other PACs not connected to any candidate or official or small group of candidates or officials; however, all PAC contributions must be reported to Compliance prior to making the contribution.

All pre-approval requests for any of the political contributions as outlined herein and in the Raymond James Political Contributions Policy should be submitted to both RJIM Compliance and Chartwell Compliance for review and approval prior to being made. If Compliancedenies the request to make a political contribution, the activity requested should not be conducted in any circumstance. Pre-approval requests must be submitted 1) via Form 1828 to RJIM Compliance provided by Chartwell and 2) through MCO Political Contributions pre-approval form. Contribution limits for state and local elections are typically $150 per election per candidate if the Associate is not eligible to vote in that election and $350 per election percandidate if the Associate is eligible to vote in the election of that candidate. Generally, all contributions to candidates for federal office are allowed after pre-approval with the exception of any candidate for federal office who is a current state or local government official, in which case all contributions greater than $150 are prohibited. Each political contribution pre-approval request is reviewed for the specific circumstances and there may be other factors or reasons for which a request is denied even if within these guideline contribution limits.

Any PAC contributions which are not prohibited by the rules described herein and in the Raymond James Political Contributions Policy and do not require Compliance approval must still be reported to Compliance prior to making any such contribution, which should be done through MCO.

Immediately upon employment (with 10 days of start date), new Chartwell Associates must attest to and report all (i) contributions to any elected official, any candidate for office, any successful candidate or any political party in any state in the United States or any political subdivision thereof and (ii) payments to a political party or to a PAC, in each case, within the previous two years of date of employment.

G.	Outside Business Activities

No employee shall be employed by, or accept any remuneration from, or perform any services for, any person or entity, including serving as a director of a, trustee or general partner of a partnership, public or private corporation, not-for-profit, or other entity, other than Chartwell or an Affiliate of Chartwell, without prior approval by the CCO. In no event should any employee have any outside employment that might cause embarrassment to or jeopardize the interests of the Firm, interfere with its operations, or adversely affect his or her productivity or that of other employees. CCO approval may require detailed information concerning any proposed outside activity, including the number of hours involved and the compensation to be received. If an employee receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to Compliance. Outside Business Activity pre-approval requests should be submitted to Compliance using the Outside BusinessActivity pre-approval form in MCO.

All new Associates of Chartwell must report all outside business activities to Compliance upon hire, and annually all Associates of Chartwell must certify that the existing disclosure of all outside business activities is correct.

H.	Insider Trading and Protection of Confidential Information

Chartwell Associates may have access to confidential information about clients, investment advice provided to clients, securities transactions being affected for clients’ accounts and other sensitive information. In addition, Associates may come into possession of information that is material and nonpublic. Associates are prohibited from using confidential or material nonpublic information (“MNPI”) for any manipulative, deceptive or fraudulent purposes. Associates have legal and ethical responsibilities to safeguard and prevent misuse of material nonpublic and confidential information.

I.	Insider Trading

All Chartwell Associates are required to refrain from trading on the basis of inside information about Chartwell, its affiliates, clients or any securities. The term “insider trading” is generally used to refer to inappropriate or unauthorized dissemination of MNPI. It is important to note that unauthorized use of MNPI is not limited to trading on illegally obtained MNPI. To the extent MNPI is converter to unauthorized recipients (“tippees”), the crime of insider trading may be deemed to have occurred regardless of whether any benefit was conveyed to the tipper of the MNPI. The following three scenarios would trigger enforcement action for insider trading:

1)	Trading by an insider, while in possession of MNPI.

2)

Trading by a non-insider (tippee or “outsider”) while in possession of MNPI, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated by the non- insider without the knowledge of the insider.

3)	Communicating MNPI to non-authorized parties regardless of their intent to use the information.

The section below provides information to assist Associates in determining if they are in possession of inside information.

Who is an insider?

Insiders of a company include its officers, directors, and employees or other Access persons, and may also include a controlling shareholder or other controlling person. A person who has access to information about the company because of some special trust or other confidential relationship with a company is considered a temporary insider of that company. Lawyers, auditors, financial institutions, and certain consultants and all their officers, directors or partners, and employees are all likely to be temporary insiders of their clients.

What is “Material” information?

Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.

Generally, if disclosing certain information will have a substantial effect on the price of a company’s securities, or on the perceived value of the company, or of a controlling interest in the company, the information is material. However, information may be material even if it does not have any immediate direct effect on price or value.

What is “Nonpublic” information?

Information about a publicly traded security or issuer is “public” when it has been dissemination broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public.

Examples of Material Nonpublic Information

The following are some examples of MNPI which advisers routinely collect:

1)	Social security numbers of investors or employees

2)	Information contained in non-disclosure agreements (“NDAs”) that are issued or executed by the adviser 3) Terms and conditions of constituent documentation

How to identify MNPI

Before executing any securities transaction for your personal account or for others, you must consider and determine whether you have access to MNPI. If you think you might have access to MNPI you should take the following steps:

1)	Report the information and proposed trade immediately to Compliance

2)	Do not purchase or sell the securities on behalf of yourself or others

3)	Do not communicate the information inside or outside Chartwell, other than to Compliance.

II.	Protection of Confidential Information

Information concerning (i) what securities are followed by investment managers; (ii) specific recommendations made to clients by investment managers; or (iii) prospective securities transactions by clients of Chartwell (including portfolio holdings) is strictly confidential. Under some circumstances, this confidential information may be material and nonpublic. Only business related third parties receive holdings information such as the client’s custodian bank and a third-party proxy voting agent.

Associates who access confidential information should ensure they take appropriate measures to protect it and should only disclose confidential information to anyone on a strict need-to-know basis.

I.	Administration of Code of Ethics, Reporting Violations and Sanctions

I.

Compliance shall notify each person who becomes an Associate of their reporting requirements no later than 10 days subsequent to their first day of initial employment or date at which a person first qualifies for consideration as an Associate. Compliance will provide each Associate with a copy of this Code of Ethics and any amendments. Copies of this Code of Ethics and any amendments will be provided via MCO and will be available to Associates at all times through MCO.

II.

All Associates must provide written acknowledgement of receipt, review and understanding of this Code of Ethics upon qualification as an Associate, on an annual basis thereafter and periodically as amended thereto. Written acknowledgement will be made through MCO where all electronic records will be retained for the applicable periods as required by Books and Records rules. Any non-electronic or paper records and forms will be retained and preserved in an accessible location.

III.

Compliance will review all reports submitted pursuant to this Code of Ethics to determine that all Associate’s personal trades are compliant with the rules and restrictions set forth in this Code of Ethics, and do not otherwise indicate a violation of these policies or improper activities inconsistent with Chartwell’s business principles as defined in the Code of Conduct.

IV.

When, upon Compliance review, reporting indicates a potential violation of these policies, Compliance will inquire and, in some instances, seek employee explanation or request evidence to determine that a violation has occurred.

V.

Compliance will report (written using a standard template) all violations of this Code of Ethics and proposed disciplinary actions to the Compliance Committee, who will approve the disciplinary action for the violation, based on reporting and recommendation of the CCO. The CCO must be in attendance for all Compliance Committee discussions as it relates to Code of Ethics violations. Should a member of the Compliance Committee violate this Code of Ethics then determination will be made by Compliance Committee members without input or involvement from the member who committed the violation.

VI.

Compliance will communicate to Associates in writing (typically delivered via email), notification of the violation and disciplinary actions upon determination by the Compliance Committee. This communication will also remind Associates of their obligations and potential consequences of further violations. Associates will be required to acknowledge the violation in writing (typically via email reply) that will be maintained for records.

VII.

Records of all violations of the Code of Ethics and the disciplinary action taken as a result of the violation will be memorialized by Compliance in a log containing all historical violations from, at a minimum, the previous 5 years. The log will be maintained accessible electronically.

Material violations will be reported periodically, either upon request or at Management Committee discretion, to Chartwell clients, quarterly to the subadvised Fund Boards of Trustees and annually to the Chartwell Board of Directors. Rule 17j-1requires that the Adviser adopt a written Code of Ethics (a separate document), which must be approved by various subadvisory Boards of Trustees of the subadvised Fund(s). Prior to approval,the CCO must submit a certification to the Board of Trustees that Chartwell has adopted the procedures contained herein which are reasonably designed to prevent Associates from violating the Code of Ethics.

VIII.	Material changes to this Code of Ethics must be approved by the Board of Trustees within 6 months of the adoption of the change.

IX.

Disciplinary actions as prescribed by the Compliance Committee will reflect the consideration of known facts and circumstances of the violation. Such disciplinary actions will be specific to the violation that occurred but can include financial sanctions, suspension of trading privileges for up to 6 months or prohibit trading for remainder of employment at Chartwell. Violations can also result in termination of employment, as compliance with the policies in this Code of Ethics and behaving oneself in a manner consistent with the Chartwell Code of Conduct is a condition of employment at Chartwell. Specific violation sanctions are described in Appendix A below.

X.

The Compliance Committee may except any person, security or transaction from any specific provision of this Code of Ethics. The Compliance Committee will prepare a report documenting the nature of any exception granted, the persons involved and the reasons for granting such exception. Any approval or exception granted by the Compliance Committee under this Code shall not be viewed as or deemed to be a Code of Ethics violation. Such reports will be retained in both electronic and paper form in a location that is easily accessible.

XI.

The CCO is responsible for ensuring that procedures are reasonably designed to prevent and identify violations of the policies set forth in this Code of Ethics. The CCO will assess the adopted procedures for reasonability at least annually as part of their compliance review.

XII.	Compliance will ensure all books and records relating to this Code of Ethics are maintained properly as required by Rule 204-2 under the Advisers Act and Section 31a-1 of the Investment Company Act.

1)

A copy of each report made pursuant to this policy by an Associate shall be preserved by the firm for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

2)	A copy of this policy and any other Code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

3)

A list of all persons who are, or within the past five years have been, required to make reports pursuant to this policy, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place; and

4)

A record of any decision, and the reasons supporting the decision, to approve the acquisition of any limited offering or IPO by Associates for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

XIII.

A designated Compliance person (not the CCO) will review all of the CCO’s accounts, holdings, reports, and preclearance requests. No Compliance person will review their own accounts, holdings reports and preclearance requests, as self- review is not allowed.

Appendix A Chartwell Code of Ethics Violation Sanctions Matrix

The table below is a sanction guide for failure to comply with our Code of Ethics. Actual sanctions will be reviewed on a case-by-case basis and may vary based on the severity of the violation and the discretion of the CCO and/or senior management, as applicable. Actual sanctions may be more or less severe than those outlined below. Chartwell will document violations and the sanctions implemented, including instances in which variations from the Sanctions Guidelines were authorized due to mitigating factors.

Sanctions applicable to All Chartwell Employees
Violation	Sanction for First Offense	Sanction for Second Offense	Sanction for Third Offense
No “manual” broker statements or confirms on file or evidence that duplicate statements have been requested. Not applicable to direct broker feeds into MCO.	Written warning	Defined as after 30 days of no action: Written reprimand and/or monetary penalty	Defined as after 60 days of no action: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination

Trading without receiving appropriate pre-clearance or trading outside the approval period	Written warning	Written reprimand and/or freeze trading accounts for 30- 90 days and/or monetary penalty	Monetary penalty, freeze trading accounts for 30- 180 days and/or suspension or termination

Trading after being denied approval	Monetary penalty, freeze trading accounts for 30- 90 days and/or suspension or termination	See 1st Offense	See 1st Offense

Failure to file an Initial or Annual Holdings Report	Defined as not filed within 30 days: Written warning	Defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	Defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30- 90 days and/or suspension or termination

Sanctions applicable to All Chartwell Employees
Violation	Sanction for First Offense	Sanction for Second Offense	Sanction for Third Offense
Failure to file a Quarterly Transaction Report	Defined as not filed within 30 days: Written warning	Defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	Defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30- 90 days and/or suspension or termination

Failure to file an Annual Code Acknowledgement and Certification Form	Defined as not filed within 30 days: Written warning	Defined as not filed within 30 days on more than one occasion or not filed within 60 days: Written reprimand and/or monetary penalty	Defined as not filed within 30 days on more than two occasions or not filed within 90 days: Monetary penalty, freeze trading accounts for 30- 90 days and/or suspension or termination

Commission of a Prohibited Act not otherwise specifically addressed in this Code section	Written reprimand, Monetary penalty, freeze trading accounts for 30- 90 days and/or suspension or termination	See 1st Offense	See 1st Offense

Purchasing a Security within 60 days of a sale of the same Security or selling a Security within 60 days of the purchase of the same Security	Written Reprimand and/or Monetary Penalty	Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination	See 2nd Offense

Serving on the Board of a publicly traded company without prior written consent	Written reprimand, Monetary Penalty, and/or Suspension / Termination	See 1st Offense	See 1st Offense

*Trading within the 6-day blackout period	Written reprimand, Monetary Penalty, Freeze Trading accounts for 30- 90 days and/or Suspension / Termination	See 1st Offense	See 1st Offense

Monetary penalties that may be assessed will be determined on a case-by-case basis as deemed appropriate given the Chartwell Employee’s position, infraction, intent, and severity.